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                                                                    EXHIBIT 21.1


                             LIST OF SUBSIDIARIES OF
                              MESA AIR GROUP, INC.


1.    Mesa Airlines, Inc.
2.    Air Midwest, Inc.
3.    CCAir, Inc.
4.    MPD, Inc.
5.    Regional Aircraft Services, Inc.
6.    Mesa Leasing, Inc.
7.    MAGI Insurance, Inc.
8.    Ritz Hotel Management Corp.
9.    FCA, Inc.
10.   WestAir Holding, Inc.